[LOGO]   ATLAS CAPITAL SERVICES, INC.


                                                               November 15, 2001


Xybernaut Corporation
12701 Fair Lakes Circle
Fairfax, VA  22033


Dear Steve:

         The purpose of this letter is to confirm the understanding and agreement (this "Agreement") by and between Atlas Capital Services, Inc. ("Atlas Capital Services") and Xybernaut Corporation (the "Company") as follows:

1) Engagement. The Company hereby engages Atlas Capital Services, for a period of thirty (30) days from the date of the signing of this Agreement (the "Engagement Period"), as its non-exclusive finder in connection with a proposed private placement (the "Private Placement") of up to $5.25 million of the Company's securities comprised of the Company's common stock and warrants to purchase such common stock (the "Securities") to a limited number of institutional or accredited investors (the "Investors"), on terms and conditions acceptable to the Investors and the Company. The Private Placement would be made pursuant to the exemptions afforded by the Securities Act of 1933, as amended, and applicable state securities laws.

2) No Due Diligence Obligation. The Company acknowledges and agrees that Atlas Capital Services will not undertake any "due diligence" investigation and will be using and relying upon the information supplied by the Company and its officers, agents and others, the Placement Materials, and any other publicly available information concerning the Company's assets.

3) Compensation. In consideration of Atlas Capital Services services, if the Company closes on not less than $5.25 million in the Private Placement during the Engagement Period, Atlas Capital Services shall be entitled to receive, and the Company hereby agrees to pay to Atlas Capital Services, the following:

          a) Upon the closing of the Private Placement, at the minimum amount, as aforesaid, the Company will pay a cash fee of $157,500 to Atlas Capital Services.

          b) Upon the closing of the Private Placement, at the price as effective, the Company shall issue to Atlas Capital Services and/or its designees warrants (the "Warrants") to purchase 61,765 shares of the Company's common stock on the same terms as the warrants issued to the Investors in the Private Placement.

4)    Intentionally omitted.

5)    Miscellaneous.

        a) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

        b) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.


        c) This Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to its conflict of law principles. The parties hereby agree that

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225 Broadway, Suite 910     New York, NY 10007     U.S.A.     Phone: 212.267.3500     Fax: 212.267.3501

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                       [LOGO] ATLAS CAPITAL SERVICES, INC.


              any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New York City, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts located in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceedings by means of registered or certified mail, return receipt requested, in care of the address set forth on the signature page hereto.

        d) The parties hereby waive by jury in any action or proceeding involving, directly, or indirectly, any matter in any way arising out of or in connection with this Agreement.

        e) Atlas Capital Services shall perform its services hereunder as an independent contractor and not as an employee, partner, co-venturer of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that Atlas Capital Services shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner.

        f) Nothing herein contained shall be construed to limit or restrict Atlas Capital Services in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company's business and properties.

        g) The Company hereby represents that it is a sophisticated business enterprise that has retained Atlas Capital Services for the limited purposes set forth in this letter, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this letter.

        h) The Company shall not issue any press release or other information regarding the Private Placement or Atlas Capital Services without the prior written consent of Atlas Capital Services, which consent shall not be unreasonably withheld.

         Atlas Capital Services is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.


                                              ATLAS CAPITAL SERVICES, INC.


                                              By: ______________________________
                                                  Name:  Scot Cohen
                                                  Title: Vice President


ACCEPTED AND AGREED:

Xybernaut Corporation



By:_____________________________
      Name: Steven Newman
      Title:  Vice-Chairman


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
225 Broadway, Suite 910     New York, NY 10007     U.S.A.     Phone: 212.267.3500     Fax: 212.267.3501

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